Eaton Vance Management

Two International Place

Suite 1400

Boston, MA 02110

617-482-8260

www.eatonvance.com

EXHIBIT (l)

November 26, 2019

Eaton Vance National Municipal Opportunities Trust

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

I have acted as counsel to Eaton Vance National Municipal Opportunities Trust (the “Trust”). I am admitted to practice law in the Commonwealth of Massachusetts. The Trust is a Massachusetts business trust pursuant to the Declaration of Trust dated January 26, 2009, as amended (the “Declaration of Trust”).

I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

I am a member of the Massachusetts bar and have acted as counsel to the Trust in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Trust’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on November 26, 2019 (as so amended, the “Registration Statement”), with respect to the take down of 2,285,745 common shares of beneficial interest of the Trust, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). I provide this opinion in connection with the Trust’s filing of the Registration Statement.

The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares and the number of shares of each series or class authorized is unlimited. Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1.	The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

2.	Shares of beneficial interest of the Trust registered by Form N-2 may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

Securities and Exchange Commission November 26, 2019 Page 2

Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust (such as the Trust) could be deemed to have personal liability for the obligations of the Trust. The Trust’s Declaration of Trust contains an express disclaimer of liability on the part of shareholders and the Trust’s By-laws provide that the Trust shall, upon request by the shareholder, assume the defense of any claim made against any shareholder for any act or obligation of the Trust and satisfy any judgement thereon. The Declaration of Trust also contains provisions limiting the liability of a series or class to that series or class. Moreover, the Trust’s By-laws also provide for indemnification of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

I consent to the filing of this opinion with the Securities and Exchange Commission as part of the Trust’s registration statement on Form N-2.

Very truly yours,

/s/ Sarah H. McLaughlin

Sarah H. McLaughlin, Esq.

Assistant Vice President